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                                                                       EXHIBIT 6


                              AMENDED AND RESTATED
                                 PROMISSORY NOTE

$1,146,460.78                                                    JANUARY 6, 2000

         FOR VALUE RECEIVED AND INTENDING TO BE LEGALLY BOUND HEREBY, Logistics Management, LLC, a Kentucky limited liability company ("BORROWER"), promises to pay to the order of Zanett Lombardier Master Fund, L.P., having an address at Tower 49, 25th Floor, 12 East 49th Street, New York, New York 10017 ("LENDER"), the principal sum of One Million One Hundred Forty-Six Thousand Four Hundred Sixty and Seventy-Eight ($1,146,460.78) Dollars, together with interest as set forth below, until the date on which the principal amount is paid in full, payable in lawful money of the United States of America in accordance with the terms of this Promissory Note (this "NOTE").

         1. USE OF PROCEEDS. Borrower shall use the proceeds of the loans evidenced hereby solely for the purposes of purchasing 2,500,000 shares of Common Stock (the "Shares") of Professional Transportation Group, Ltd. ("PROFESSIONAL") representing Fifty-Seven Percent (55.87%) of the outstanding capital stock of Professional on the date of such purchase

         2.       INTEREST.

                  1. During the period beginning on the date hereof and ending on the Maturity Date (as hereinafter defined), in the absence of an Event of Default (as defined below), interest shall accrue daily on the outstanding principal amount hereunder at twelve (12%) percent per annum.

                  2. Upon and after the occurrence of an Event of Default, the unpaid principal balance hereunder shall accrue interest at eighteen (18%) percent per annum;

                  3. Interest shall be calculated hereunder for the actual number of days that the principal is outstanding, based on a three hundred sixty (360) day year. Interest shall continue to accrue on the principal balance hereof at the then-applicable rate of interest specified in this Note, notwithstanding any demand for payment, acceleration and/or the entry of any judgment against Borrower, until all principal owing hereunder is paid in full.

                  4. If at any time, the rate of interest applicable hereunder shall be finally determined by any court of competent jurisdiction, governmental agency or tribunal to exceed the maximum rate of interest permitted by any applicable law, then for such time as such rate would be deemed excessive, application thereof shall be suspended and there shall be charged in lieu thereof the maximum rate of interest permissible under such law.

         3. PAYMENT. Five Hundred Eighty-One Thousand Five Hundred Twenty-Eight and Fifty-Two One-Hundredths($581,528.52) Dollars shall be due and payable on February 1, 2000, and the remaining all principal, accrued and unpaid interest and





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                  other charges due and owing in connection with this Note shall be due and payable on the sixtieth (60th) day after the date hereof (the "MATURITY DATE"); provided, however, that the Lender shall have the right to extend, one or more times, the Maturity Date of this Note to any date or dates designated by Lender for a period of five years from the date hereof (any such date to which the Maturity Date is extended shall be also referred to herein as the "MATURITY DATE"). Borrower shall give Lender five business days advance notice of any prepayment hereunder. Lender may elect to receive payment on account of Borrower's indebtedness evidenced hereby (i) in cash, (ii) by the receipt by Lender from Borrower of a number of shares of common stock of U.S. Trucking, Inc. equal to the amount obtained by dividing all amounts due hereunder by $2.87, or (iii) receipt by Lender of 536,971 shares of Professional's Common Stock (any shares of Professional's Common Stock being hereinafter defined as "SHARES") for each Five Hundred Eighty-One Thousand Five Hundred Twenty-Eight and Fifty-Two One-Hundredths($581,528.52) Dollars repaid hereunder (or pro rata portion thereof). Borrower represents and warrants that it is currently the owner of the aforementioned shares of U.S. Trucking, Inc. and Professional Transportation Group, Ltd., Inc., that it will retain such ownership until all amounts due hereunder are repaid in accordance with the terms hereof, that all options and warrants owned by Dennis Bakal were forfeited prior to the date hereof, will not effect the capitalization of Professional, and that there are 4,474,757 Shares issued and outstanding as of the date hereof. It is the intention of the parties that the aggregate number of Shares, if any, acquired by Lender upon repayment of this Note (in full in Shares) will represent Twenty-Four Percent (24%) of the issued and outstanding Shares as of the date hereof. If the total number of Shares acquired by Lender does not represent Twenty-Four Percent (24%) of the issued and outstanding Shares as of the date hereof, Borrower will transfer additional Shares to Lender to reflect the intention of the parties.

         1. EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default" hereunder:

                  a. Borrower fails to make, in full, any payment of interest or principal when due;

                  b. The breach by Borrower of any covenant contained herein or the discovery by Lender of any false or misleading representation made by Borrower in any information submitted to Lender by Borrower;

                  c. Borrower makes an assignment for the benefit of its creditors, becomes insolvent, or files or has filed against it any petition, action, case or proceeding, voluntary or involuntary, under any state or federal law regarding Bankruptcy, insolvency, reorganization, receivership or dissolution, including the United States Bankruptcy Code;

                  d.       The dissolution of Borrower;




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                  e.       A writ or warrant of attachment, garnishment,
                           execution, distraint or similar process shall have been issued against Borrower or any of Borrower's properties which shall have remained undischarged and unstayed for a period of thirty (30) consecutive days; or

                  f. A material adverse change in the business, operations or condition, financial or otherwise, of Borrower shall have occurred.

         4. LENDER'S RIGHTS UPON DEFAULT. Upon the occurrence of any Event of Default and without the necessity of giving any prior written notice to Borrower, Lender may (a) accelerate the maturity of this Note and all amounts payable hereunder and demand immediate payment thereof and (b) exercise all of Lender's rights and remedies under this Note or any other document, instrument or agreement executed in connection therewith or available at law.

         5. APPLICATION OF FUNDS. All sums realized by Lender on account of this Note, from whatever source received, shall be applied first to any fees, costs and expenses (including attorney's fees) incurred by Lender, second to accrued and unpaid interest, and then to principal.

         6. ATTORNEY'S FEES AND COSTS. In the event that Lender engages an attorney to represent it in connection with (a) any alleged default by Borrower under this Note, (b) any potential and/or actual bankruptcy or other insolvency proceedings commenced by or against Borrower and/or (c) any potential and/or actual litigation arising out of or related to any of the foregoing, then Borrower shall be liable to and shall reimburse Lender on demand for all attorneys' fees, costs and expenses incurred by Lender in connection with any of the foregoing.

         7. Waiver of Right to Jury Trial. Borrower hereby knowingly, voluntarily, and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon or arising out of, under or in connection with this Note or any course of conduct, course of dealing, statements (whether verbal or written) or actions of Lender.

         8. GOVERNING LAW. This Note shall be governed by the internal laws of the State of New York without regard to conflicts of laws principles.

         9.       MISCELLANEOUS.

                  1. Borrower hereby waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand. To the extent permitted by law, Borrower hereby waives and releases all errors, defects and imperfections in any proceedings instituted by Lender under the terms of this Note.

                  2. The rights and privileges of Lender under this Note shall inure to the benefit of its successors and assigns. All representations, warranties and agreements



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                           of Borrower made in connection with this Note shall
                           bind Borrower's successors and assigns.

                  3. If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

                  4. The waiver of any Event of Default or the failure of Lender to exercise any right or remedy to which it may be entitled shall not be deemed to be a waiver of any subsequent Event of Default or of Lender's or Lender's right to exercise that or any other right or remedy to which Lender is entitled.

                  5. The rights and remedies of Lender under this Note shall be in addition to any other rights and remedies available to Lender at law or in equity, all of which may be exercised singly or concurrently.

                  6. Lender shall have the right, without the prior consent of Borrower, to assign to an Affiliate of Lender all of Lender's rights and obligations hereunder.

                  2. SURVIVORSHIP. This Note replaces and supersedes, but does not extinguish or constitute a novation of the indebtedness evidenced by that certain Promissory Note dated December 3, 1999 in the principal amount of Five Hundred Seventy Thousand One Hundred Twenty-Six ($570,126.00) Dollars executed and delivered by Borrower to Lender (the "ORIGINAL NOTE").












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         IN WITNESS WHEREOF, Borrower has duly executed this Promissory Note the day and year first above written and has hereunto set hand and seal.

                                    LOGISTICS MANAGEMENT, LLC


                                    By:  /s/ Anthony Huff
                                       -----------------------------
                                       Name: Anthony Huff
                                       Title:  Manager